SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                 (Amendment No.)


                            Pediment Exploration Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    70532U103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [x]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   70532U103
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Tocqueville Asset Management, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,700,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,700,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,700,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.7%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No.   70532U103
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Tocqueville Gold Offshore Fund Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,760,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,760,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,760,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.7%

12.  TYPE OF REPORTING PERSON

     CO

CUSIP No.   70532U103
            ---------------------

Item 1(a).  Name of Issuer:

            Pediment Exploration Ltd.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            905 West Pender Street, #300
            Vancouver, British Columbia, Canada  V6C 1L6
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Tocqueville Asset Management, L.P.
            Tocqueville Gold Offshore Fund Ltd.
            --------------------------------------------------------------------

Item 2 (b). Address of Principal Business Office, or if None, Residence:

            Tocqueville Asset Management, L.P.
            40 West 57th Street
            19th Floor
            New York, New York 10019

            Tocqueville Gold Offshore Fund Ltd.
            c/o Citco Fund Services (Cayman Islands) Ltd.
            Windward 1, 2nd Floor
            Regatta Office Park
            West Bay Road
            P.O. Box 31106
            Grand Cayman, KY1-1205
            Cayman Islands
            --------------------------------------------------------------------

Item 2 (c). Citizenship:

            Delaware Limited Partnership
            Cayman Islands Corporation
            --------------------------------------------------------------------

Item 2 (d). Title of Class of Securities:

            Common Shares
            --------------------------------------------------------------------

Item 2 (e). CUSIP Number:

            70532U103
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [x]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

        (a) Amount Beneficially Owned:

            Tocqueville Asset Management, L.P.: 3,700,000
            Tocqueville Gold Offshore Fund Ltd.: 2,760,000

        (b) Percent of Class:

            Tocqueville Asset Management, L.P.: 15.7%
            Tocqueville Gold Offshore Fund Ltd.: 11.7%

        (c) Number of shares as to which Tocqueville Asset Management, L.P. has:

            (i)   Sole power to vote or to direct the vote
                                                                              0
                                                         -----------------------


            (ii)  Shared power to vote or to direct the vote           3,700,000
                                                         -----------------------


            (iii) Sole power to dispose or to direct the
                  disposition of                                              0
                                                         -----------------------

            (iv)  Shared power to dispose or to direct the
                  disposition of                                       3,700,000
                                                         -----------------------


            Number of shares as to which Tocqueville Gold Offshore Fund Ltd.
            has:

            (i)   Sole power to vote or to direct the vote
                                                                              0
                                                         -----------------------


            (ii)  Shared power to vote or to direct the vote
                                                                      2,760,000
                                                         -----------------------


            (iii) Sole power to dispose or to direct the
                  disposition of                                               0
                                                         -----------------------

            (iv)  Shared power to dispose or to direct the
                  disposition of                                      2,760,000
                                                         -----------------------


Item 5.  Ownership of Five Percent or Less of a Class.


                  Not Applicable.
            --------------------------------------------------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


                  Not Applicable
            --------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


                  Not Applicable
            --------------------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.


                  Not Applicable
            --------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

                  Not Applicable
            --------------------------------------------------------------------

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   Tocqueville Asset Management, L.P.
                                   By: /s/ Elizabeth F. Bosco
                                       ---------------------------------
                                       Name:  Elizabeth F. Bosco
                                       Title: Compliance Officer


                                   Tocqueville Gold Offshore Fund Ltd.
                                   By: /s/ Tocqueville Asset Management, L.P.
                                   Its:  Investment Manager


                                   By: /s/ Roger C. Cotta
                                       ---------------------------------
                                       Name:  Roger C. Cotta
                                       Title: Chief Operating Officer



Date:  February 14, 2008

* The Reporting Persons disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.

                                                                      Exhibit A

                                    AGREEMENT


     The undersigned agree that this Schedule 13G dated February 14, 2008 relating to the Common Stock of Pediment Exploration Ltd. shall be filed on behalf of the undersigned.

                                   Tocqueville Asset Management, L.P.
                                   By: /s/ Elizabeth F. Bosco
                                       ---------------------------------
                                       Name: Elizabeth F. Bosco
                                       Title: Compliance Officer


                                   Tocqueville Gold Offshore Fund Ltd.
                                   By: /s/ Tocqueville Asset Management, L.P.
                                   Its:  Investment Manager

                                   By: /s/ Roger C. Cotta
                                       ---------------------------------
                                       Name:  Roger C. Cotta
                                       Title: Chief Operating Officer



Date: February 14, 2008












SK 52276 0001 855094